Exhibit 99.1

Press Release December 18, 2018

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2018 Earnings Guidance and Annual 2018 Record Earnings Expectations

FORT WAYNE, INDIANA, December 18, 2018 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter 2018 earnings guidance and expectations for record annual 2018 earnings.

Annual 2018 Commentary

The company anticipates record annual 2018 earnings significantly higher than its previous record set in 2017.  Based on strong steel demand fundamentals and customer optimism, the company believes steel consumption and market dynamics will remain strong in 2019 and has confidence in its ability to continue to deliver consistent strong free cash flow.  In addition to continued organic and transactional growth, the company also expects to repurchase more than 5% of its outstanding shares, or over $500 million, during 2018.

Fourth Quarter 2018 Guidance

The company expects fourth quarter 2018 earnings to be in the range of $1.11 to $1.15 per diluted share.  Excluding the impact from the following items, the company expects fourth quarter adjusted earnings to be in the range of $1.25 to $1.29 per diluted share:

•                  Additional performance-based compensation of approximately $12 million, or $0.04 per diluted share, awarded to all non-executive, eligible employees in recognition of the company’s exceptional annual performance,

•                  Lower earnings of approximately $14 million, or $0.04 per diluted share, associated with a planned outage at the company’s liquid pig iron production facility to complete major maintenance items that occur only once every three to four years, and

•                  Lower earnings resulting from significant planned maintenance outages at the company’s two flat roll steel mills, including higher than normal maintenance and associated costs of approximately $20 million, or $0.06 per diluted share.  The outages also reduced fourth quarter shipments at these two locations by an estimated 70,000 tons to 80,000 tons, and the associated reduction to earnings is not included in the $20 million estimate.

Comparatively, sequential third quarter 2018 earnings were $1.69 per diluted share, which includes charges of approximately $0.04 per diluted share, related to fair value purchase accounting adjustments associated with the Heartland acquisition, and a tax benefit of $0.04 per diluted share, associated with a change in tax accounting methodology.  Prior year fourth quarter earnings were $1.28 per diluted share, which included debt refinancing charges of $0.02 per diluted share and a one-time tax benefit of $0.76 per diluted share resulting from the revaluation of deferred tax assets and liabilities in connection with the enacted U.S. Federal Tax Cuts and Jobs Act of 2017.

Fourth quarter 2018 profitability from the company’s steel operations is expected to be strong, but lower than record sequential third quarter results, primarily driven by lower earnings from the company’s flat roll operations.  The company’s flat roll operations incurred higher maintenance costs and lower shipments, due to major maintenance outages at both its Butler and Columbus locations, as well as, flat roll metal spread compression, and seasonally lower steel shipments.

Fourth quarter 2018 earnings from the company’s metals recycling platform are expected to increase from sequential third quarter results, as recycled non-ferrous metal spread and shipments improved in the fourth quarter.   Recycled ferrous metal margin is also expected to improve, while shipments are expected to be seasonally lower.

Fourth quarter 2018 profitability for the company’s steel fabrication business is expected to increase from sequential third quarter results.  Average sales prices are expected to improve sequentially, more than offsetting seasonally lower shipments.  The company continues to experience seasonally strong steel fabrication order activity and backlogs, and positive customer sentiment concerning 2019.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The estimated diluted earnings per share set forth in this guidance is the company’s estimate of its anticipated diluted earnings per share, determined in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the estimate of anticipated adjusted diluted earnings per share, which is the company’s estimate of an anticipated non-GAAP financial measure, provides additional meaningful information regarding the company’s performance. Estimates of anticipated non-GAAP financial measures should be viewed in addition to, and not as an alternative for, estimates of anticipated GAAP financial measures.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500